UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On June 18, 2025, the Hartman Group distributed the following letter to shareholders:

LET THE SHAREHOLDERS VOTE – WHY WE FOUGHT IN COURT

June 18, 2025

Dear Shareholders,

At the heart of any legitimate investment company—especially a REIT—is accountability to its shareholders. When we saw that Silver Star Properties, under Gerald Haddock’s leadership, was doing everything in its power to avoid transparency, avoid disclosure, and most importantly—avoid a shareholder vote—we knew we had no choice but to take legal action.

The right to vote on the direction of your investment is not optional. It’s not up for debate. It is the cornerstone of corporate governance. And yet, for nearly two years, the Haddock-led board used every legal maneuver possible to suppress, delay, and deflect from this fundamental right.

Why We Went to Court

•	Because Haddock and his board refused to hold an annual meeting.

•	Because they locked shareholders out of meaningful dialogue about the REIT’s strategy.

•	Because they knew that if the shareholders had a say, their mismanagement would be exposed—and rejected.

The Maryland court ultimately sided with the rule of law, ordering Silver Star to convene a shareholder meeting. It should never have taken a lawsuit to do that. But this is exactly why we fought: to ensure your voice was not silenced, and your vote not stolen.

What Were They Afraid Of?

Simple: the truth. Under their leadership, the company’s net asset value fell from $412 million to $134 million as of June 30, 2024, their last public filing. That nearly $400 million in legacy assets were liquidated—many far below market value. That preferred equity was being considered to subordinate shareholders. That $4 million in performance units, per Haddock’s contract, and $2 million in share awards were handed out like bonuses while your equity evaporated.

They feared accountability because their record cannot stand the scrutiny.

What Happens Now?

Thanks to the court ruling and shareholder determination, you now have the power to vote. The proxy fight is live. You have the chance to replace a failed, entrenched board with competent, transparent leaders who understand the meaning of fiduciary duty.

Our goal is not vengeance—it is value. We want to:

•	Stabilize the remaining portfolio.

•	Monetize Walgreens and mini storage.

•	Return capital to shareholders.

You Should Never Have Been Denied a Vote

And we will never stop defending your rights to one.

Vote with the Hartman Shareholder Alliance. Vote for accountability, transparency, and results.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail.

Sincerely,

Al Hartman
The Hartman Shareholder Alliance Team

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.